Exhibit 15.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-277814 on Form S-8 and Registration Statement No. 333-298147 on Form F-3 of our report dated October 26, 2026, with respect to the consolidated financial statements of Maase Inc. (formerly known as Highest Performances Holdings Inc. or Puyi Inc.) as of and for the years ended June 30, 2026 and 2025, appearing in this Annual Report on Form 20-F for the year ended June 30, 2026.

/s/ Enrome LLP
Enrome LLP

Singapore, Singapore
October 26, 2026

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